Exhibit 99.1

Contacts:
MGI PHARMA, INC. Jennifer Davis 212-332-4381 IR@mgipharma.com	Noonan Russo Robert Stanislaro 212-845-4268 robert.stanislaro@eurorscg.com

NEWS RELEASE

MGI PHARMA ANNOUNCES EXPIRATION OF TENDER OFFER

FOR GUILFORD PHARMACEUTICALS NOTES DUE 2008

MINNEAPOLIS, November 29, 2005 — MGI PHARMA, INC. (Nasdaq:MOGN) announces results of its tender offer to purchase any and all of the outstanding 5% Convertible Subordinated Notes due July 1, 2008 of Guilford Pharmaceuticals Inc. (CUSIP Nos. 401829AA4 and 401829AB2 (the “Notes”)). MGI PHARMA made the tender offer in connection with its wholly-owned subsidiary MGI GP, INC., formerly known as Guilford Pharmaceuticals Inc., as a result of the requirement to do so pursuant to the terms of the indenture under which the Notes were issued. The requirement was triggered as a result of MGI PHARMA’s acquisition of Guilford Pharmaceuticals Inc. on October 3, 2005. The offer expired at 5:00 p.m. New York City time on November 28, 2005.

MGI PHARMA has been advised by the paying agent that $67.9 million in aggregate principal amount at maturity of Notes were validly tendered and not withdrawn in the tender offer. MGI PHARMA and MGI GP have accepted for purchase all of the Notes validly tendered and not withdrawn. The purchase price for the Notes in the tender offer was $1,020.56 in cash per $1,000 principal amount of Notes, which is equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest through November 28, 2005. The aggregate purchase price for all of the Notes validly tendered and not withdrawn in the tender offer is approximately $69.2 million. As a result of the tender offer, $1.5 million in aggregate principal amount at maturity of notes will remain outstanding.

About MGI PHARMA

MGI PHARMA, INC. is an oncology and acute care focused biopharmaceutical company that acquires, researches, develops and commercializes proprietary products that address the unmet needs of patients. MGI PHARMA markets Aloxi® (palonosetron hydrochloride) injection and Gliadel® Wafer (polifeprosan 20 with carmustine implant) in the United States. The Company directly markets its products in the U.S. and collaborates with partners to reach international markets. For more information about MGI PHARMA, please visit www.mgipharma.com.

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